Exhibit 99.1

KEY TECHNOLOGY SETTLES LITIGATION RESULTING IN
REVISED FISCAL 2014 SECOND QUARTER NET EARNINGS

WALLA WALLA, Wash., May 5, 2014 -- Key Technology, Inc. (NASDAQ: KTEC) announced today that the resolution of the intellectual property litigation between its subsidiary Visys N.V. and Tomra Sorting N.V., formerly BEST N.V., has resulted in a revision of the Company’s fiscal 2014 second quarter financial results, which were disclosed in a press release dated April 24, 2014.

On April 29, 2014, subsequent to the end of the fiscal 2014 second quarter, Key Technology and its subsidiary, Visys N.V., entered into a Settlement Agreement with Tomra Systems ASA and Tomra Sorting N.V., formerly BEST N.V. This agreement ends the previously-disclosed litigation in Belgium, the Netherlands and elsewhere related to alleged infringement of intellectual property rights owned by Tomra Sorting and Visys. Under the Settlement Agreement, the parties have resolved all disputes and waived all future rights of action related to this litigation and associated intellectual property.

As a result of the settlement, Key Technology has recorded an additional accrual of approximately $550,000, pre-tax, which has been recognized in the 2014 fiscal second quarter, ended March 31, 2014. Consequently, certain of the quarter’s financial results have been revised. Operating expenses for the three months ended March 31, 2014 increased by $550,000 to $11.2 million. The net loss for the quarter increased to $697,000, or $0.11 per diluted share, compared to the previously-disclosed net loss of $334,000, or $0.05 per diluted share.

Jack Ehren, President and CEO, commented, "We are very pleased to have reached a settlement of this long-standing litigation and to put this matter behind us. The settlement enables us to now fully focus on our current and future opportunities."

About Key Technology
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. With worldwide sales representation, the company maintains demonstration and testing facilities at its headquarters and manufacturing divisions in Walla Walla, Washington, USA; and at Key Technology in Beusichem, the Netherlands, and Hasselt, Belgium. The company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net sales	$31,598	$35,486	$54,323	$55,339
Cost of sales	21,334	22,673	37,889	36,043
Gross profit	10,264	12,813	16,434	19,296
Operating expenses:
Sales and marketing	4,650	4,740	9,424	8,596
Research and development	3,142	2,296	5,572	4,033
General and administrative	2,992	2,836	5,407	4,965
Amortization of intangibles	439	148	876	152
Total operating expenses	11,223	10,020	21,279	17,746
Gain (loss) on disposition of assets	(6)	29	—	50
Earnings (loss) from operations	(965)	2,822	(4,845)	1,600
Other income (expense)	(93)	10	(158)	(53)
Earnings (loss) before income taxes	(1,058)	2,832	(5,003)	1,547
Income tax expense (benefit)	(361)	686	(1,701)	275
Net earnings (loss)	$(697)	$2,146	$(3,302)	$1,272
Net earnings (loss) per share
- basic	$(0.11)	$0.38	$(0.53)	$0.23
- diluted	$(0.11)	$0.38	$(0.53)	$0.23

Shares used in per share calculations - basic	6,298	5,687	6,287	5,493
Shares used in per share calculations - diluted	6,298	5,692	6,287	5,498

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2014	September 30, 2013

Cash and cash equivalents	$13,362	$17,601
Trade accounts receivable, net	13,028	17,725
Inventories	31,403	27,921
Total current assets	67,548	72,573
Property, plant and equipment, net	16,720	17,259
Goodwill	11,962	11,821
Intangible assets, net	10,265	10,982
Total assets	108,938	114,624
Total current liabilities, including current portion of long-term debt	27,852	30,235
Long-term debt	5,230	5,612
Shareholders' equity	70,627	73,125

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